Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Dynamics Special Purpose Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share (3)	457(f)(1)	26,000,000	$256,620,000	0.0000927	$23,788.67	—	—	—	—

(1)

The number of shares of Class A Common Stock of Dynamics Special Purpose Corp. being registered represents the estimated maximum number of shares of Class A Common Stock to be issued in connection with the proposed business combination described herein (including shares of Class A Common Stock which may be issued as Contingency Consideration (as defined in the Form S-4)).

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Calculated in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended. Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock of DYNS on the Nasdaq Capital Market on February 9, 2022 ($9.87 per share of Class A Common Stock).

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.